EXHIBIT 99.1

For Immediate Release

CVS Health Names Jon Roberts Executive Vice President
and Chief Operating Officer

Woonsocket, RI, (March 2, 2017) – CVS Health Corporation (NYSE:CVS), the nation’s largest pharmacy innovation company, today announced that veteran executive Jonathan C. Roberts has been appointed to the new position of executive vice president and chief operating officer. He will continue to report directly to Larry Merlo, president and chief executive officer. Roberts currently serves as president of CVS Caremark, the company’s leading pharmacy benefit management business. As chief operating officer, Roberts will have responsibility for consolidating operational oversight across CVS Health’s unique suite of assets in order to achieve maximum efficiency, optimize investment of key resources, and most importantly, to deliver differentiated products and services to help people on their path to better health.

“Jon is a seasoned CVS Health executive with a long history of delivering superior results across our retail and PBM businesses,” stated Merlo. “He is laser-focused on operational excellence, and his breadth of business and industry knowledge make him uniquely qualified to take on this new role and help advance the company’s growth agenda. I have deep confidence in Jon as he has consistently demonstrated the ability to drive strategic prioritization and accountability within the organization.”

Effective immediately, Roberts will oversee operations for CVS Caremark, which includes the fast-growing specialty pharmacy business, and CVS Pharmacy, which includes MinuteClinic and Omnicare. Roberts’ scope of responsibility will also include information technology and all pharmaceutical procurement functions for the company. The company will begin an internal and external search for a new president of CVS Caremark.

“I am honored and excited to take on this critical role for the organization,” said Roberts. “CVS Health has a clear strategy focused on delivering differentiated care for our patients and value for our clients and members. Fully integrating our operations is a key next step for the company as we continue to deliver value for all of our stakeholders and partners.”

Jon Roberts has been with CVS Health for 26 years and has held a variety of roles of increasing responsibility and impact. Prior to his appointment as president of CVS Caremark in 2012, he served as chief operating officer of the PBM business. Roberts also served as EVP of pharmacy purchasing, pricing and network relations from 2009 to 2010 and senior vice president and chief information officer from 2006 until 2008. Prior to that, he held a variety of key leadership roles in the company’s retail business, CVS Pharmacy, including senior vice president of store operations from 2002 until 2005.

About CVS Health
CVS Health is a pharmacy innovation company helping people on their path to better health. Through its more than 9,700 retail locations, more than 1,100 walk-in medical clinics, a leading pharmacy benefits manager with nearly 90 million plan members, a dedicated senior pharmacy care business serving more than one million patients per year, expanding specialty pharmacy services, and a leading stand-alone Medicare Part D prescription drug plan, the company enables people, businesses and communities to manage health in more affordable and effective ways. This unique integrated model increases access to quality care, delivers better health outcomes and lowers overall health care costs. Find more information about how CVS Health is shaping the future of health at https://www.cvshealth.com.
Contacts:
Carolyn Castel                Nancy Christal
Corporate Communications        Investor Relations
CVS Health                CVS Health
(401) 770-5717            (914) 722-4704
carolyn.castel@cvshealth.com    nancy.christal@cvshealth.com

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